Exhibit 99.1

For Immediate Release	Contact:	Francesca DeMartino
The Ruth Group, Inc.
646 536 7024

Fdemartino@theruthgroup.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR SECOND QUARTER 2005

Company Reports Net Income, Increased Revenues, and Strong Cash Position

SOLID FINANCIAL AND OPERATIONAL PROGRESS REFLECT SUCCESSFUL

IMPLEMENTATION OF STRATEGIC PLAN POSITIONING COMPANY FOR GROWTH

Oldsmar, FL – July 15, 2005 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), the world’s largest private cord blood bank, announced today financial results for the second quarter ended May 31, 2005. Consolidated revenues for the quarter were approximately $3.6 million, up 12% from approximately $3.2 million for the second quarter ended May 31, 2004. The revenue increase was attributable primarily to the successful implementation of price increases during 2003 and 2004 for new clients, as well as an overall increase in the customer base. The price increases resulted in a positive impact on revenues starting in the third quarter 2003 which has continued through the second quarter of 2005.

Net income in the second quarter of 2005 was approximately $116,000, or $.01 per basic common share, compared to net income of approximately $608,000, or $.05 per basic common share in the second quarter of 2004. The decrease in net income quarter-over-quarter is attributable to a 49% increase in cost of sales and a 64% increase in marketing, general and administrative expenses in the 2005 period versus the 2004 period, partially offset by the 12% increase in revenue and non-cash income in connection with the renegotiation of a consulting agreement with a former officer.

The increase in cost of sales in the 2005 period related to the Company’s implementation of a new processing methodology in accordance with emerging requirements of the American Association of Blood Banks (AABB). The new process utilizes closed-system bags rather than vial storage. Due to this transition to a new processing methodology, as well as the enhanced level of security designed in the Company’s new facility, the Company discontinued offering the dual storage service to new customers during the second quarter of fiscal 2005. The increase in the cost of sales is a direct result of the transition to the new processing methodology.

The increase in marketing, general and administrative expenses reflects the Company’s strategic plan to build the infrastructure to enhance existing production procedures and quality systems as well as to develop expansive sales and marketing initiatives. The new facility in Oldsmar, Florida is state-of-the-art and the Company believes the operation reflects current best practices in the cord blood preservation industry and is the only company in the industry to be in compliance with these new regulations. In addition, the Company deployed several initiatives to improve efficiency and productivity and position for future growth. These include a new customer database, new network infrastructure and the expansion of sales and marketing initiatives, all of which contributed to the increase in expenses.

In June 2002, the Company entered into a long-term consulting agreement with the founder and prior Chairman and Chief Executive Officer to provide future consulting services to the Company. The Company initially recognized the present value of this agreement as a liability on its balance sheet. During the second quarter of 2005 the original consulting agreement was renegotiated and a new agreement was executed. As a result, the Company reversed $498,000 of the liability which resulted in $498,000 of other income. The terms of the settlement are confidential.

For the six-month period ended May 31, 2005, the Company’s revenues were approximately $6.8 million, compared to approximately $5.8 million for the six-month period ended May 31, 2004. The 19% revenue increase over the same 2004 period is primarily attributable to the effects of successfully implemented price increases during 2003 and 2004 for newly enrolling clients, as well as the overall increase in customer base over the prior year.

Net income for the six-month period ended May 31, 2005 was approximately $294,000, or $.03 per common share-basic, compared to net income of approximately $823,000, or $.07 per common share-basic, for the six-month period ended May 31, 2004. The decrease in net income year-over-year is attributable to a 43% increase in cost of sales and a 48% increase in marketing, general and administrative expenses in the 2005 period versus the 2004 period, partially offset by the 19% increase in revenue and non-cash income in connection with the renegotiation of a consulting agreement with a former officer, all of which were described earlier.

Despite the investments in the new facility, operating infrastructure and information systems, the Company’s cash increased approximately $304,000 over the first quarter 2005. As of May 31, 2005, the Company had approximately $6.2 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

The Company recognized approximately $93,000 in licensee income in the second quarter of 2005, compared to approximately $76,000 in the second quarter 2004. The Company recognized approximately $198,000 in licensee income for the six months ended May 31, 2005, compared to approximately $153,000 for the six months ended May 31, 2004. Licensee income principally consisted of income recognized from royalty income earned on the subsequent processing and storage of specimens in geographic areas where the Company has licensing agreements and from the sale of sub-licenses by licensees.

“CRYO-CELL’s investments to date have established the Company in a formidable competitive position on multiple dimensions”, stated Mercedes Walton, CRYO-CELL’s Chairman and interim Chief Executive Officer. “During second quarter of fiscal 2005, we successfully implemented a new processing methodology in accordance with newly established requirements of the American Association of Blood Banks (AABB). In addition, the Company’s state-of-the-art facility is Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant, well in advance of newly established FDA regulations.”

“As we stated in our first quarter 2005 earnings release, CRYO-CELL continues to make significant progress with long-term strategic plans to invest in our business to accelerate unit growth and profitability.”, stated Ms. Walton. “The Company has successfully deployed a new network infrastructure and new customer database that are expected to positively contribute to our ability to accelerate CRYO-CELL’s market leadership. In addition, we have also made substantial investments in planned sales and marketing initiatives and in building our management team.”

“CRYO-CELL believes we are the only company in the industry to currently operate in compliance with current best practices of the cord blood preservation industry.” Ms. Walton continued. “As the Company’s emerging sales and marketing initiatives continue to successfully promote CRYO-CELL’s vast competitive differentiation to both the practitioner communities and targeted consumer markets, we expect to demonstrate increasing shareholder value. Notwithstanding expected quarterly fluctuations in net income due to these planned increases in marketing and sales spending, we are confident that the Company’s continuing progress will serve to support both organic and strategic growth.”

About CRYO-CELL International, Inc.

Based in Oldsmar, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality, superior value cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. With over 80,000 clients, CRYO-CELL is accredited by the American Association of Blood Banks (AABB) and believes the Company is the first private cord blood bank to operate in a newly constructed state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, well in advance of newly established Food and Drug Administration (FDA) regulation.

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol … CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

CRYO-CELL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2005	May 31, 2004	May 31, 2005	May 31, 2004
Revenue	$3,574,369	$3,196,218	$6,842,727	$5,774,027

Costs and Expenses:
Cost of sales	1,107,898	742,357	1,958,030	1,367,509
Marketing, general & administrative expenses	2,621,617	1,596,263	4,652,320	3,138,100
Research, development and related engineering	2,204	14,078	16,068	54,439
Depreciation and amortization	111,128	100,750	217,792	201,500

Total cost and expenses	3,842,847	2,453,448	6,844,210	4,761,548

Operating (Loss) Income	(268,478)	742,770	(1,483)	1,012,479

Other (Expense) Income:
Interest income	31,645	10,644	52,561	17,599
Interest expense	(202,936)	(191,372)	(390,763)	(367,484)
Licensee income	93,198	76,204	197,954	153,439
Settlement on insurance claim	—	—	—	135,338
Renegotiation of deferred consulting agreement	498,161	—	498,161	—
Loss on sale of fixed asset	—	—	(5,179)	(2,625)
(Loss) Gain on sale of marketable securities	(3,207)	—	(3,207)	2,958

Total other income (expense)	416,861	(104,524)	349,527	(60,775)

Income before income taxes and equity in losses of affiliates	148,383	638,246	348,044	951,704

Equity in losses of affiliate	(32,812)	(29,836)	(53,847)	(36,449)

	(32,812)	(29,836)	(53,847)	(36,449)

Income from continuing operations	115,571	608,410	294,197	915,255

Loss on discontinued operations	—	—	—	(92,556)

Net Income	$115,571	$608,410	$294,197	$822,699

Net income from continuing operations per common share-basic	$0.01	$0.05	$0.03	$0.08

Net loss from discontinued operations per common share-basic	$0.00	$0.00	$0.00	$(0.01)

Net income per common share - basic	$0.01	$0.05	$0.03	$0.07

Weighted average common shares outstanding - basic	11,602,047	11,355,379	11,545,765	11,354,805

Net income from continuing operations per common share-diluted	$0.01	$0.05	$0.02	$0.08

Net loss from discontinued operations per common share-diluted	$0.00	$0.00	$0.00	$(0.01)

Net income per common share - diluted	$0.01	$0.05	$0.02	$0.07

Weighted average common shares outstanding - diluted	12,193,013	11,546,265	12,185,663	11,597,753

Comprehensive income:
Net income:	$115,571	608,410	$294,197	$822,699

Net change in unrealized loss on marketable securities	(13,238)	(14,357)	(75,102)	(39,203)

Comprehensive income	$102,333	$594,053	$219,095	$783,496